Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(978) 745-8106, x.401

ATLANTIC TELE-NETWORK, INC.

REPORTS THIRD QUARTER EARNINGS UP 22%

COMMNET ACQUISITION ADDS TO EARNINGS

ST. THOMAS, U.S. VIRGIN ISLANDS (November 2, 2005) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported earnings of $4.4 million, or $0.89 per share, for the quarter ended September 30, 2005, compared to earnings of $3.6 million, or $0.72 per share, for the quarter ended September 30, 2004, an increase of 22%. The Company’s acquisition of Commnet Wireless late in the third quarter of 2005 and a large foreign exchange loss incurred in the third quarter of 2004 were the primary reasons for the substantial increase in quarterly earnings. Earnings for the nine months ended September 30, 2005 totaled $10.7 million, or $2.15 per share, compared to $10.2 million, or $2.02 per share, for the first nine months of 2004. Earnings for the nine months ended September 30, 2004 were positively impacted by an approximately $1.0 million net settlement of past due amounts owed to GT&T by a large international carrier, as well as a non-cash foreign exchange gain of approximately $1 million as a result of the decline in the value of the Guyana dollar in relation to the U.S. dollar in the first quarter of 2004.

As was previously announced, the Company completed its acquisition of 95% of Commnet Wireless LLC on September 15, 2005, paying slightly less than $59 million by using approximately $12 million of the Company’s cash on hand and $47 million of new borrowings. The Company will also assume approximately $5 million of Commnet’s liabilities. Results for the third quarter of this year therefore include Commnet’s operating results for the last 15 days of the quarter, as well as increased interest expense and other non-capitalized costs of the acquisition. The net result increased earnings for the quarter by approximately $0.04 per share. The Company will file with the U.S. Securities and Exchange Commission later this month pro forma financial statements showing the impact on the Company’s consolidated financial statements for recent reporting periods as if the Commnet acquisition had been completed at the beginning of the relevant period, together with Commnet’s stand-alone historical financial statements. The Commnet acquisition also contributed to the Company’s decision to modify its presentation of its statements of operations to the format accompanying this release.

International Long Distance Revenues. International long distance revenues were $11.4 million for the three months ended September 30, 2005, a decline of 10% compared to revenues of $12.7 million for the three months ended September 30, 2004. However, revenues for the 2004 quarter included a previously disclosed $1.0 million settlement of amounts owed to the Company’s subsidiary, GT&T, by a large international carrier that were significantly past due and written off in a prior period. Excluding the $1.0 million settlement, international long distance revenues for the third quarter of 2005 would have decreased by 2% from 2004. This decrease occurred despite the expansion of GT&T’s access lines and cellular subscribers. Wireline subscribers (access lines) increased to 111,000 from 98,000 as of September 30, 2005 and 2004, respectively, an increase of 13%, as management continued to follow through on the major build-out activities to bring new areas into service. GT&T’s cellular subscriber base increased by about 75,000 subscribers, or 52%, from 144,000 to 219,000 at the end of September 30, 2004 and 2005, respectively. GT&T’s management believes that unauthorized internet calling continues to dampen international long distance revenues, although this mainly impacts outbound calls. As can be seen in the accompanying tables, inbound long distance minutes, which are settled in U.S. dollars, actually increased by 5% over the same period. In addition, as noted below, management believes that some portion of recent cellular subscriber growth is the result of certain pre-paid customers having both TDMA and GSM handsets and therefore spreading their international calling over two subscriber accounts.

Cellular and Local Exchange Revenues. Cellular and local exchange revenues increased $2.4 million, or 28%, to $10.9 million for the third quarter of 2005 from $8.5 million for the third quarter of 2004. In the third quarter of 2005, this line item benefited from the addition of Commnet’s roaming revenue for the last 15 days of the quarter, which amounted to approximately $1.5 million of revenue. Excluding Commnet, the increase in local exchange and cellular revenues was primarily due to an increase in cellular airtime revenue and other cellular revenue at GT&T because of the substantial expansion of the cellular subscriber base noted above. However, management believes that some portion of this subscriber growth is a result of certain existing TDMA pre-paid subscribers buying a GSM handset while still retaining their TDMA handsets and, therefore, for the time being, appearing as two subscribers. This phenomenon should resolve itself over time as those TDMA accounts become inactive. Despite this doubling up effect, management believes that the strong growth of GSM subscribers is quite significant in the face of head-on competition. Over 75,000 of GT&T’s cellular subscribers as of September 30, 2005 are GSM subscribers.

Internet and Television Revenues. Internet and television revenues totaled $2.2 million for the quarter ended September 30, 2005, a 16% increase from revenues of $1.9 million for the quarter ended September 30, 2004. Choice Communications, our Virgin Islands business, continued to lose Internet dial-up subscribers, while rapidly growing broadband subscribers, particularly subscribers to its new WiMax “plug and play” wireless broadband service marketed as ClearChoice. Choice’s digital television subscriber base and related revenues continued to grow strongly, with television subscribers increasing from approximately 3,800 at September 30, 2004 to approximately 4,800 at September 30, 2005.

Operating Expenses. The large increase in GT&T’s access lines and cellular subscribers and Choice’s television subscribers contributed to a $1.4 million increase in operating expenses from $13.7 million to $15.1 million for the third quarters of 2004 and 2005, respectively, an increase of 10%. The increase in total operating expenses, however, also reflects the addition of Commnet’s expenses of $0.9 million for the final 15 days of the quarter.

Termination and access fees, which includes international long distance expense for GT&T, long distance expense for Commnet, and bandwidth and circuit costs for GT&T, Commnet and Choice, increased 14% to $1.6 million for the third quarter of 2005 from $1.4 million for the third quarter of 2004. However, without the addition of approximately $500,000 in such expenses for Commnet, this item would have shown significant improvement, as GT&T continued to reduce its long distance expense and Choice had lower circuit costs resulting from the decline of its dial-up subscriber base.

The most significant increase in operating expenses from the third quarter of 2004 to the third quarter of 2005 was a 29%, or $846,000, increase in engineering and operations expense. This item consists primarily of GT&T’s network operating expenses, but also includes expenses of Choice and

Commnet. The increase is primarily the result of increased costs associated with operating a larger network at GT&T, including increased cellular license fees, as well as the higher per unit cost of fuel and power in Guyana. Increased costs associated with the expanded television and broadband network at Choice also contributed to this increase. Sales and marketing expenses increased by approximately $226,000 or 18% for the 2005 quarter, primarily reflecting more aggressive marketing and sales initiatives at GT&T in connection with head-on competition for GSM market share in Guyana. Both GT&T and its main competitor launched GSM services in the fourth quarter of 2004.

Depreciation and amortization expense rose by $225,000, or 6%, for the three months ended September 30, 2005 compared to the three months ended September 30, 2004, primarily reflecting the addition of Commnet for 15 days of the 2005 quarter. For Commnet, this includes the amortization of certain intangible assets recorded under the purchase method of accounting.

As a result of the above, the Company’s operating income remained relatively unchanged from the third quarter of 2004 to the third quarter of 2005 at $9.8 million and $9.9 million, respectively.

Other Income and Expenses. Interest income increased by approximately $141,000 from the third quarter of 2004 to the third quarter of 2005 as a result of a rise in interest rates earned on the Company’s cash balances and higher average cash balances. Interest expense increased from the third quarter of 2004 to the third quarter of 2005, primarily as a result of borrowings under the Company’s new credit facility to finance the acquisition of Commnet in September 2005. Other income/expense, which includes management fees received from non-consolidated subsidiaries and affiliates, such as Bermuda Digital Communications (BDC), increased by $724,000 due to the increase in such fees received from BDC and the absence in 2005 of a large foreign exchange loss of $0.6 million incurred in the third quarter of 2004.

Bermuda Digital Communications. Equity in the earnings of Bermuda Digital Communications, our cellular operator in Bermuda, was $898,000 for the three months ended September 30, 2005, an 8% increase over the three months ended September 30, 2004. The increase in earnings primarily reflects higher airtime revenues on a 21% increase in subscribers from 18,600 at September 30, 2004 to 22,500 at September 30, 2005, offset in part by an increase in operating expense as the organization has expanded. The increased subscriber levels include a number of new data customers using BDC’s new EV-DO network to obtain high-speed mobile data services. The third quarter of 2005 also saw increased roaming and long distance revenue over 2004, as visitors from North America increasingly have handsets that are able to roam on BDC’s network.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “We were delighted to see that our newest operating unit, Commnet Wireless, has already made a positive contribution to earnings and expect the Commnet acquisition to be accretive to our earnings for the fourth quarter as well. In light of the Commnet acquisition, and feedback from the investment community, we decided to change the way we present our income statement data. In the past, GT&T represented a substantial majority of our revenue, expense and profit, and our income statement followed the traditional regulated telecommunications business presentation. Now that we have added a substantial non-regulated business in Commnet and experienced significant growth in our non-exclusive cellular business in Guyana, we thought it important to report the revenue and expenses together for all of our consolidated units. We have also grouped depreciation and amortization for all our consolidated businesses into one line item on the income statement to make it easier for investors to quantify those non-cash expenses. We welcome investor questions and feedback on this change in presentation.”

In other developments in the quarter, we were pleased to see continued subscriber growth across all of our businesses, since maintaining and growing market share is important to sustaining cash flows. It is noteworthy that the team at GT&T continues to do an excellent job of attracting and retaining GSM customers despite increased competition. GT&T this year has invested heavily in enlarging the reach, capacity, quality and functionality of the GSM network. Managing a rapid and careful conversion from the TDMA network to the new GSM network is GT&T’s major challenge and objective over the next year or so. BDC’s management team has also continued to defy normal expectations—adding subscribers and growing revenue and profits in a three-player, well-penetrated market. Choice too has seen significant growth in its broadband data and television subscribers, while continuing to experience attrition to its dial-up base.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiaries include: Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider; Commnet Wireless, LLC, which operates wholesale wireless networks with GSM, TDMA, CDMA and analog technologies in rural areas throughout the United States, providing its partners with affordable roaming voice and data services; and Choice Communications, LLC, which provides wireless television and broadband and dial-up data services as the largest Internet service provider and the only wireless TV provider in the United States Virgin Islands. ATN also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

This release contains forward-looking statements within the meaning of the United States federal securities laws, including without limitation Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements may relate to, among other matters, ATN’s future financial performance and results of operations, management’s plans, strategy for the future and market conditions. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission, as well as major competitive developments, material changes in the communications industry or regulation and changes in communications technology. ATN undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Statements of Operations Data

For the Three and Nine Months Ended September 30, 2005 and 2004

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
International Long Distance	$11,401	$12,688	$33,990	$34,630
Cellular and Local Exchange	10,885	8,488	28,786	24,393
Internet and Television	2,174	1,907	6,257	5,717
Other revenues	540	431	1,866	1,273

Total revenues	25,000	23,514	70,899	66,012

Termination and Access Fees	1,633	1,429	4,406	4,352
Internet and Programming	656	644	1,922	1,804
Engineering and Operations	3,764	2,918	10,873	8,124
Sales and Marketing	1,458	1,232	4,577	3,505
General and Administrative	3,337	3,448	10,117	10,756
Depreciation and Amortization	4,005	3,780	12,281	11,303
Other Operating Expenses	238	228	710	644
Non-cash stock based compensation	32	—	302	—

Operating Expenses	15,123	13,679	45,188	40,487

Operating Income	9,877	9,834	25,711	25,526
Interest income	274	133	810	371
Interest expense	(297)	(76)	(631)	(182)
Other income/expense	404	(320)	1,144	1,198

Other Income, net	380	(264)	1,322	1,387

Income Before Taxes	10,257	9,571	27,033	26,912
Income taxes	5,601	5,704	15,642	15,866

Income Before Equity in Earnings of Unconsolidated
Subsidiaries and Minority Interests	4,656	3,867	11,391	11,046

Equity in Earnings of Unconsolidated Subsidiaries	894	829	2,280	2,015
Minority Interests	1,118	1,065	2,964	2,897

Net income	$4,432	$3,630	$10,707	$10,164

Net income per share
Basic	$0.89	$0.72	$2.15	$2.02

Diluted	$0.89	$0.72	$2.15	$2.02

Weighted average common stock outstanding:
Basic	4,964	5,026	4,982	5,025

Diluted	4,973	5,026	4,986	5,025

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

(In Thousands, Except Access Line Data)

Guyana Telephone & Telegraph Co., Ltd.

	As of 9/30/2005	As of 9/30/2004	As of 12/31/2004
Access lines (fixed)	111,215	98,390	103,267

Cellular subscribers	219,329	143,945	150,852

International Long-Distance Traffic:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
International Minutes of Traffic:
Inbound	39,663	37,892	116,364	112,949
Outbound	6,811	6,787	20,736	20,256

Total International Minutes	46,474	44,679	137,100	133,205

International Minutes of Traffic Mix:
Inbound	85.3%	84.8%	84.9%	84.8%
Outbound	14.7%	15.2%	15.1%	15.2%

Total International Minutes	100.0%	100.0%	100.0%	100.0%